EXHIBIT 12.1
Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2015 was as follows:

	For the Year Ended December 31, 2015
	(In Thousands)

Income before income tax expense	$117,874
Income tax expense	29,799
Net income	$88,075

Fixed charges:
Interest on borrowings	$95,784
Interest on deposits	37,343
One-third of rent expense	4,299
Total fixed charges	$137,426

Earnings (for ratio calculation)	$255,300

Ratio of earnings to fixed charges	1.86	x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2015 was as follows:

	For the Year Ended December 31, 2015
	(In Thousands)

Income before income tax expense	$117,874
Income tax expense	29,799
Net income	$88,075

Fixed charges:
Interest on borrowings	$95,784
One-third of rent expense	4,299
Total fixed charges	$100,083

Earnings (for ratio calculation)	$217,957

Ratio of earnings to fixed charges	2.18	x

For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges.  Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense.  Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.